Exhibit 99.1

ANSYS, Inc. Reports Solid Revenue Results with Strong Margins and Non-GAAP EPS Performance for the Third Quarter 2010

  Company Updates 2010 Outlook and Provides Preliminary 2011 Outlook

Highlights

  Revenue of $139.8 million
  Non-GAAP diluted earnings per share of $0.51 and GAAP diluted earnings per share of $0.39
  Operating cash flows of $72.3 million, an all-time quarterly high
  Non-GAAP operating profit margin of 49.2%; GAAP operating profit margin of 37.1%

PITTSBURGH--(BUSINESS WIRE)--November 4, 2010--ANSYS, Inc. (NASDAQ: ANSS), today announced third quarter 2010 results with total revenue up 9% as compared to Q3 2009 while non-GAAP net income increased 15%. Year-to-date revenue and non-GAAP net income are up 11% and 20%, respectively, compared to the first nine months of 2009. Non-GAAP earnings per share increased 13% for the quarter and 18% for the first nine months of 2010.

Commenting on the Company’s third quarter 2010 performance, Jim Cashman, ANSYS president & CEO stated, “Our Q3 performance reflects our resiliency despite pockets of customer confidence issues regarding the macro-environment. We continue to see healthy growth in our paid-up license and maintenance bases, as well as across our major product lines. We have a strong balance sheet, record cash flows, solid fundamentals and a disciplined team that continues to execute. Our operating performance is a testimony to our belief that engineering simulation solutions remain a high priority for our expanding customer base. The business pressures on our customers to deliver innovative, high-quality products to market with fewer resources are intense. With the upcoming release of ANSYS® 13.0, our product portfolio is robust and we believe we are well-positioned to deliver long-term value to our customers and stockholders.”

ANSYS' third quarter 2010 financial results are presented below. The non-GAAP results exclude the income statement effects of stock-based compensation and acquisition-related amortization of intangible assets. The 2009 non-GAAP results also exclude the impact of purchase accounting adjustments to deferred revenue.

Non-GAAP and GAAP results reflect:

  Total non-GAAP revenue of $139.8 million in the third quarter of 2010 as compared to $128.8 million in the third quarter of 2009; total non-GAAP revenue of $413.7 million in the first nine months of 2010 as compared to $374.4 million in the first nine months of 2009; total GAAP revenue of $139.8 million in the third quarter of 2010 as compared to $128.2 million in the third quarter of 2009; total GAAP revenue of $413.7 million in the first nine months of 2010 as compared to $366.5 million in the first nine months of 2009;
  A non-GAAP operating profit margin of 49.2% in the third quarter of 2010 as compared to 50.0% in the third quarter of 2009; a non-GAAP operating profit margin of 49.4% in the first nine months of 2010 as compared to 47.8% in the first nine months of 2009; a GAAP operating profit margin of 37.1% in the third quarter of 2010 as compared to 37.2% in the third quarter of 2009; a GAAP operating profit margin of 37.2% in the first nine months of 2010 as compared to 33.6% in the first nine months of 2009;
  Non-GAAP net income of $47.4 million in the third quarter of 2010 as compared to $41.4 million in the third quarter of 2009; non-GAAP net income of $137.5 million in the first nine months of 2010 as compared to $114.8 million in the first nine months of 2009; GAAP net income of $36.1 million in the third quarter of 2010 as compared to $30.5 million in the third quarter of 2009; GAAP net income of $104.0 million in the first nine months of 2010 as compared to $78.8 million in the first nine months of 2009; and
  Non-GAAP diluted earnings per share of $0.51 in the third quarter of 2010 as compared to $0.45 in the third quarter of 2009; non-GAAP diluted earnings per share of $1.48 in the first nine months of 2010 as compared to $1.25 in the first nine months of 2009; GAAP diluted earnings per share of $0.39 in the third quarter of 2010 as compared to $0.33 in the third quarter of 2009; GAAP diluted earnings per share of $1.12 in the first nine months of 2010 as compared to $0.86 in the first nine months of 2009.
  Operating cash flows of $72.3 million in the third quarter of 2010 as compared to $34.1 million in the third quarter of 2009; operating cash flows of $192.1 million in the first nine months of 2010 as compared to operating cash flows of $128.8 million in the first nine months of 2009.

The Company's GAAP results reflect stock-based compensation charges of approximately $4.7 million ($3.7 million after tax) or $0.04 diluted earnings per share for the third quarter of 2010 and approximately $13.9 million ($10.9 million after tax) or $0.12 diluted earnings per share for the first nine months of 2010. The non-GAAP financial results highlighted above, and the non-GAAP financial outlook for 2010 and 2011 discussed below, represent non-GAAP financial measures. Reconciliations of these measures to the appropriate GAAP measures for the three and nine months ended September 30, 2010 and 2009, and for the 2010 and 2011 financial outlook, are included in the condensed financial information included in this release.

Commentary Concerning Impact of Subsidiary Merger Activities

To improve the effectiveness of the Company’s operations in Japan, during the third quarter of 2010, the Company completed the merger of its Japan subsidiaries. The income tax impact of this merger transaction is expected to have a significant impact on the Company’s net income, diluted earnings per share and cash flows in future periods. During the third quarter of 2010, the Company’s operating cash flow was increased by approximately $11 million related to a reduction in income taxes paid. The merger transaction did not impact the Company’s net income or diluted earnings per share in the third quarter of 2010.

The Company expects the merger transaction to impact its cash flows, net income and earnings per share as follows:

Fourth Quarter 2010 Cash Flow: Negative impact of $58 to $63 million
Fourth Quarter 2010 Net Income: Positive impact of $1.9 - $2.0 million
Fourth Quarter 2010 Diluted EPS: Positive impact of $0.02

2011 Cash Flow: Positive impact of $38 to $42 million
2011 Net Income: Positive impact of $7 to $8 million
2011 Diluted EPS: Positive impact of $0.07 to $0.08

The ranges reflected above are included below in the Company’s 2010 and 2011 financial outlook in the section titled, “Management's Remaining 2010 and Preliminary 2011 Financial Outlook.”

The Company also expects that this transaction will positively impact cash flows and net income in 2012 – 2015 as follows:

	Impact on Operating Cash Flow	Impact on Net Income

2012	$14 million - $16 million	$7 million - $8 million
2013	$14 million - $16 million	$7 million - $8 million
2014	$14 million - $16 million	$7 million - $8 million
2015	$10 million - $12 million	$5 million - $6 million

Management's Remaining 2010 and Preliminary 2011 Financial Outlook

The Company is providing its 2010 revenue and earnings per share guidance below, as well as its preliminary outlook for 2011. The earnings per share guidance is provided on both a GAAP basis and a non-GAAP basis. Non-GAAP revenue and Non-GAAP diluted earnings per share exclude charges for stock-based compensation and acquisition-related amortization of intangible assets.

Fourth Quarter 2010 Guidance

The Company currently expects the following for the quarter ending December 31, 2010:

  Revenue in the range of $157 - $163 million
  GAAP diluted earnings per share of $0.44 - $0.48
  Non-GAAP diluted earnings per share of $0.57 - $0.60

Fiscal Year 2010 Guidance

The Company currently expects the following for the fiscal year ending December 31, 2010:

  Revenue in the range of $570.7 - $576.7 million
  GAAP diluted earnings per share of $1.56 - $1.60
  Non-GAAP diluted earnings per share of $2.05 - $2.08

Fiscal Year 2011 Preliminary Outlook

The Company currently expects the following for the fiscal year ending December 31, 2011:

  Revenue in the range of $635 - $660 million
  GAAP diluted earnings per share of $1.76 - $1.89
  Non-GAAP diluted earnings per share of $2.25 - $2.34

These statements are forward-looking and actual results may differ materially. Non-GAAP diluted earnings per share is a supplemental financial measure and should not be considered as a substitute for, or superior to, diluted earnings per share determined in accordance with GAAP.

Conference Call Information

ANSYS will hold a conference call at 10:30 a.m. Eastern Time on November 4, 2010 to discuss third quarter results. To participate in the live conference call, dial 866-524-3160 (US), 866-605-3852 (Canada) or 412-317-6760 (Int’l). The call will be recorded and a replay will be available approximately one hour after the call ends. The replay will be available for ten days by dialing 877-344-7529 (US) or 412-317-0088 (Canada and Int’l) and entering the passcode 445396. The archived webcast can be accessed, along with other financial information, on ANSYS' website at http://investors.ansys.com.

ANSYS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	September 30,	December 31,
	2010	2009
ASSETS:

Cash & short-term investments	$ 495,836	$ 343,844
Accounts receivable, net	54,042	67,084
Goodwill	1,035,613	1,038,824
Other intangibles, net	289,795	322,313
Other assets	243,196	148,117

Total assets	$ 2,118,482	$ 1,920,182

LIABILITIES & STOCKHOLDERS' EQUITY:

Deferred revenue	$ 179,272	$ 169,275
Long-term debt (including current portion)	164,891	225,426
Other liabilities	314,179	212,850
Stockholders' equity	1,460,140	1,312,631

Total liabilities & stockholders' equity	$ 2,118,482	$ 1,920,182

ANSYS, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Revenue:
Software licenses	$ 82,643	$ 76,395	$ 245,973	$ 220,020
Maintenance and service	57,200	51,792	167,690	146,503

Total revenue	139,843	128,187	413,663	366,523

Cost of sales:
Software licenses	2,555	2,417	7,474	7,083
Amortization	8,180	9,005	24,572	27,002
Maintenance and service	14,544	12,295	42,026	36,820
Restructuring charges	-	172	-	670
Total cost of sales	25,279	23,889	74,072	71,575

Gross profit	114,564	104,298	339,591	294,948

Operating expenses:
Selling, general and administrative	36,954	31,719	108,161	98,114
Research and development	21,696	19,462	65,673	59,401
Amortization	4,037	4,115	11,874	12,134
Restructuring charges	-	1,370	-	2,178
Total operating expenses	62,687	56,666	185,708	171,827

Operating income	51,877	47,632	153,883	123,121

Interest expense	(902)	(2,313)	(3,696)	(8,531)
Interest income	491	425	1,281	1,354
Other (expense) income , net	(574)	54	(942)	(1,251)

Income before income tax provision	50,892	45,798	150,526	114,693

Income tax provision	14,762	15,269	46,534	35,932

Net income	$ 36,130	$ 30,529	$ 103,992	$ 78,761

Earnings per share – basic:
Basic earnings per share	$ 0.40	$ 0.35	$ 1.15	$ 0.89
Weighted average shares – basic	90,880	88,284	90,486	88,292

Earnings per share - diluted:
Diluted earnings per share	$ 0.39	$ 0.33	$ 1.12	$ 0.86
Weighted average shares – diluted	93,212	91,640	93,044	91,621

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(Unaudited)
(in thousands, except percentages and per share data)

	Three Months Ended
	September 30, 2010			September 30, 2009
	As	Non-GAAP		As	Non-GAAP
	Reported	Adjustments	Results	Reported	Adjustments	Results

Total revenue	$139,843		$139,843	$128,187	$567(3)	$128,754

Operating income	51,877	$16,960(1)	68,837	47,632	16,777(4)	64,409

Operating profit margin	37.1%		49.2%	37.2%		50.0%

Net income	$36,130	$11,294(2)	$47,424	$30,529	$10,884(5)	$41,413

Earnings per share - diluted:
Diluted earnings per share	$0.39		$0.51	$0.33		$0.45
Weighted average shares - diluted	93,212		93,212	91,640		91,640

(1)	Amount represents $12.2 million of amortization expense associated with intangible assets acquired in business acquisitions, including amounts primarily related to acquired software, customer list, trademarks and non-compete agreements, as well as a $4.7 million charge for stock-based compensation.

(2)	Amount represents the impact of the adjustments to operating income referred to in (1) above, adjusted for the related income tax impact of $5.7 million.

(3)	Amount represents the revenue not reported during the period as a result of the purchase accounting adjustment associated with accounting for deferred revenue in business combinations.

(4)	Amount represents $13.0 million of amortization expense associated with intangible assets acquired in business acquisitions, including amounts primarily related to acquired software, customer list, trademarks and non-compete agreements, a $3.2 million charge for stock-based compensation, as well as the $567,000 adjustment to revenue as reflected in (3) above.

(5)	Amount represents the impact of the adjustments to operating income referred to in (4) above, adjusted for the related income tax impact of $5.9 million.

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(Unaudited)
(in thousands, except percentages and per share data)

	Nine Months Ended
	September 30, 2010			September 30, 2009
	As	Non-GAAP		As	Non-GAAP
	Reported	Adjustments	Results	Reported	Adjustments	Results
Total revenue	$413,663		$413,663	$366,523	$7,830(3)	$374,353

Operating income	153,883	$50,320(1)	204,203	123,121	56,004(4)	179,125

Operating profit margin	37.2%		49.4%	33.6%		47.8%

Net income	$103,992	$33,498(2)	$137,490	$78,761	$36,024(5)	$114,785

Earnings per share - diluted:
Diluted earnings per share	$1.12		$1.48	$0.86		$1.25
Weighted average shares - diluted	93,044		93,044	91,621		91,621

(1)	Amount represents $36.4 million of amortization expense associated with intangible assets acquired in business acquisitions, including amounts primarily related to acquired software, customer list, trademarks and non-compete agreements, as well as a $13.9 million charge for stock-based compensation.

(2)	Amount represents the impact of the adjustments to operating income referred to in (1) above, adjusted for the related income tax impact of $16.8 million.

(3)	Amount represents the revenue not reported during the period as a result of the purchase accounting adjustment associated with accounting for deferred revenue in business combinations.

(4)	Amount represents $38.9 million of amortization expense associated with intangible assets acquired in business acquisitions, including amounts primarily related to acquired software, customer list, trademarks and non-compete agreements, a $9.3 million charge for stock-based compensation, as well as the $7.8 million adjustment to revenue as reflected in (3) above.

(5)	Amount represents the impact of the adjustments to operating income referred to in (4) above, adjusted for the related income tax impact of $20.0 million.

ANSYS, INC. AND SUBSIDIARIES Reconciliation of Forward-Looking Guidance Quarter Ending December 31, 2010

Earnings Per Share Range – Diluted

U.S. GAAP expectation	$0.44 - $0.48
Adjustment to exclude acquisition–related amortization	$0.08 - $0.09
Adjustment to exclude stock–based compensation	$0.04

Non-GAAP expectation	$0.57 - $0.60

ANSYS, INC. AND SUBSIDIARIES Reconciliation of Forward-Looking Guidance Year Ending December 31, 2010

Earnings Per Share Range – Diluted

U.S. GAAP expectation	$1.56 - $1.60
Adjustment to exclude acquisition–related amortization	$0.32 - $0.33
Adjustment to exclude stock–based compensation	$0.16

Non-GAAP expectation	$2.05 - $2.08

ANSYS, INC. AND SUBSIDIARIES Reconciliation of Forward-Looking Guidance Year Ending December 31, 2011

Earnings Per Share Range – Diluted

U.S. GAAP expectation	$1.76 - $1.89
Adjustment to exclude acquisition–related amortization	$0.29 - $0.31
Adjustment to exclude stock–based compensation	$0.16 - $0.18

Non-GAAP expectation	$2.25 - $2.34

Use of Non-GAAP Measures

The Company provides non-GAAP revenue, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding the Company's operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and the Company has historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Purchase accounting for deferred revenue and its related tax impact. ANSYS acquired Ansoft Corporation on July 31, 2008. In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue of approximately $7.5 million was recorded on the opening balance sheet, which was approximately $23.5 million lower than the historical carrying value. Although this purchase accounting requirement had no impact on the Company's business or cash flow, it adversely impacted the Company's reported GAAP revenue primarily for the first twelve months post-acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company has provided non-GAAP financial measures which exclude the impact of the purchase accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) to compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangibles from acquisitions and its related tax impact. The Company incurs amortization of intangibles, included in its GAAP presentation of amortization expense, related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses, cost of maintenance and service, research and development expense and selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Specifically, the Company excludes stock-based compensation during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability as it relates to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, management is able to review on a period-to-period basis each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in its financial reporting, as well as comparability with competitors' operating results.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure

Revenue	Non-GAAP Revenue
Operating Profit	Non-GAAP Operating Profit
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share

About ANSYS, Inc.

ANSYS, Inc., founded in 1970, develops and globally markets engineering simulation software and technologies widely used by engineers, designers, researchers and students across a broad spectrum of industries and academia. The Company focuses on the development of open and flexible solutions that enable users to analyze designs directly on the desktop, providing a common platform for fast, efficient and cost-conscious product development, from design concept to final-stage testing and validation. The Company and its global network of channel partners provide sales, support and training for customers. Headquartered in Canonsburg, Pennsylvania, U.S.A., with more than 60 strategic sales locations throughout the world, ANSYS, Inc. and its subsidiaries employ over 1,600 people and distribute ANSYS products through a network of channel partners in over 40 countries. Visit www.ansys.com for more information.

Forward Looking Information

Certain statements contained in the press release regarding matters that are not historical facts, including, but not limited to, statements regarding our projections for revenue and earnings per share for the fourth quarter and fiscal years 2010 and 2011 (both GAAP and non-GAAP, as applicable, to exclude purchase accounting for deferred revenue, acquisition-related amortization and stock-based compensation expense), statements about management's views concerning the Company's prospects and outlook for the remainder of 2010, 2011 and subsequent years, including statements and projections relating to the impact of stock-based compensation, statements regarding management's use of non-GAAP financial measures, statements regarding the Company’s fourth quarter and beyond visibility, statements regarding our Q3 performance reflecting our resiliency despite pockets of customer confidence issues regarding the macro-environment, statements regarding continuing to see healthy growth in our paid-up license and maintenance bases as well as across all of our major product lines, statements regarding the strength of our balance sheet, our cash flows and fundamentals, statements regarding our disciplined team that continues to execute, statements regarding our belief that engineering simulation solutions remain a high priority for our expanding customer base, statements regarding business pressures on our customers to deliver innovative high quality products to market with fewer resources never being greater, statements regarding the upcoming release of ANSYS 13.0, statements regarding our product portfolio never being more robust, statements regarding our belief that we are well-positioned to deliver long-term value to our customers and stockholders, and statements regarding the income tax impacts of the merger of the Company’s Japan subsidiaries on the Company’s net income, diluted earnings per share and cash flows in future periods including, without limitation, the fourth quarter of 2010 and fiscal years 2010, 2011, 2012, 2013, 2014 and 2015 are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements in this press release are subject to risks and uncertainties including, but not limited to, the risk that the adverse conditions in the global economy and the disruption in financial markets will significantly affect ANSYS’ customers’ ability to make new purchases from the Company or to pay for prior purchases, the risk of continued or increased declines in the economy of one or more of ANSYS’ primary geographic regions, the risk that ANSYS’ operating results will be adversely affected by changes in currency exchange rates, the risk that the assumptions underlying ANSYS' anticipated revenues and expenditures will change or prove inaccurate, the risk that ANSYS has overestimated its ability to maintain growth and profitability and control costs, uncertainties regarding the demand for ANSYS' products and services in future periods, the risk that ANSYS has overestimated the strength of the demand among its customers for its products, uncertainties regarding customer acceptance of new products including ANSYS 13.0, the risk that ANSYS' operating results will be adversely affected by possible delays in developing, completing, or shipping new or enhanced products, the risk that enhancements to the Company's products may not produce anticipated sales, the risk of difficulties in the relationship with ANSYS’ independent regional channel partners, the risk that the expected income tax impacts of the merger of the Company’s Japan subsidiaries will not be realized in one or more future periods, and other factors that are detailed from time to time in reports filed by ANSYS, Inc. with the Securities and Exchange Commission, including ANSYS, Inc.'s 2009 Annual Report and Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information or future events, after the date they were made.

ANSYS, ANSYS Workbench, Ansoft, AUTODYN, CFX, FLUENT and any and all ANSYS, Inc. brand, product, service and feature names, logos and slogans are registered trademarks or trademarks of ANSYS, Inc. or its subsidiaries in the United States or other countries. All other brand, product, service and feature names or trademarks are the property of their respective owners.

ANSS-F

CONTACT:
ANSYS, Inc.
Investors:
Annette Arribas, 724-514-1782
annette.arribas@ansys.com
or
Media:
Fran Hensler, 724-514-2967
fran.hensler@ansys.com